n e w s r e l e a s e

Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com
Alex Kepnes
Humana Corporate Communications
(502) 580-2990
e-mail: Akepnes@humana.com

Humana Reports Fourth Quarter 2019 Financial Results;
Provides Full Year 2020 Financial Guidance

•	4Q19 earnings per diluted common share (EPS) of $3.84 on a GAAP basis, $2.28 on an Adjusted basis

•	Full year (FY) 2019 EPS of $20.10 on a GAAP basis, $17.87 on an Adjusted basis; compared to previous guidance of approximately $17.75

•	FY 2020 EPS guidance in a range of $17.76 to $18.26 on a GAAP basis, $18.25 to $18.75 on an Adjusted basis

•	Retail segment finished the year strong, with the segment benefit expense ratio 70 basis points better than the initial guidance midpoint, fueled by lower than expected utilization

•	Reaffirmed expected FY 2020 individual Medicare Advantage membership growth of 270,000 to 330,000 members, representing 7.5 percent to 9.2 percent growth over 2019

•	Revised FY 2020 stand-alone PDP membership guidance to a decline of approximately 550,000 members from previous expectation of an approximate 600,000 member decline

•	Record operating cash flows of over $5 billion for FY 2019

LOUISVILLE, KY (February 5, 2020) – Humana Inc. (NYSE: HUM) today reported consolidated pretax income and diluted earnings per common share (EPS) for the quarter ended December 31, 2019 (4Q19) versus the quarter ended December 31, 2018 (4Q18) and for the year ended December 31, 2019 (FY 2019) versus the year ended December 31, 2018 (FY 2018) as follows:

Consolidated income before income taxes and equity in earnings (pretax income) In millions	4Q19 (a)	4Q18 (b)	FY 2019 (c)	FY 2018 (d)
Generally Accepted Accounting Principles (GAAP)	$593	$436	$3,456	$2,063
Amortization associated with identifiable intangibles	17	20	70	90
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	(289)	22	(506)	33
Charges associated with workforce optimization	1	—	47	—
Loss on sale of KMG America Corporation (KMG), a wholly-owned subsidiary	—	—	—	786
Segment losses (earnings) associated with the Individual Commercial segment	—	2	—	(74)
Adjusted (non-GAAP)	$322	$480	$3,067	$2,898

Diluted earnings per common share (EPS)	4Q19 (a)	4Q18 (b)	FY 2019 (c)	FY 2018 (d)
GAAP	$3.84	$2.58	$20.10	$12.16
Amortization associated with identifiable intangibles	0.10	0.11	0.40	0.49
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	(1.67)	0.13	(2.89)	0.18
Charges associated with workforce optimization	0.01	—	0.26	—
(Favorable adjustment) loss on sale of KMG, a wholly-owned subsidiary	—	(0.17)	—	2.41
Segment earnings associated with the Individual Commercial segment	—	—	—	(0.41)
Adjustments to provisional estimates for the income tax effects related to the tax reform law enacted on December 22, 2017 (Tax Reform Law)	—	—	—	(0.28)
Adjusted (non-GAAP)	$2.28	$2.65	$17.87	$14.55
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

"We are pleased with our 2019 performance, particularly our success in balancing and executing on multiple priorities as we grew membership, improved the quality and productivity of our operations, and continued to invest in the long-term," said Bruce D. Broussard, Humana’s President and Chief Executive Officer. "You’ll find evidence of these efforts in our improved Net Promoter Score - and in the related, and numerous, awards we received for customer experience. In addition, we had strong membership growth, with a record number of our members now in 4+ Star Plans. All the while, we made appreciable progress in advancing our technology, primary care and home strategies."
Summary of 4Q19 Results
GAAP and Adjusted EPS results for both the quarter and the year exceeded management's expectations driven by continued outperformance in the company's Medicare Advantage business.
In year-over-year comparisons for both 4Q19 and FY 2019, the company's GAAP and Adjusted pretax income and EPS results were favorably impacted by the solid performance of the company's Medicare Advantage business and Healthcare Services segment, with further benefit from achieving significant operating cost efficiencies in 2019 as a result of previously implemented productivity initiatives. These year-over-year favorable impacts were partially offset by the strategic investments in the company's integrated care delivery model; the impact of higher compensation accruals for the Annual Incentive Plan (AIP) offered to employees across all levels of the company; lower Group and Specialty segment earnings; increased spending associated with the 2020 Medicare Annual Election Period (AEP); and the impact of workforce optimization.
The year-over-year changes in GAAP and Adjusted EPS for 4Q19 and FY 2019 were further positively impacted by a lower tax rate primarily resulting from the suspension of the health insurance industry fee (HIF) in 2019, as well as a lower number of shares used to compute EPS, primarily reflective of share repurchases.

Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.
In addition, below is a summary of key consolidated and segment statistics comparing 4Q19 to 4Q18 and FY 2019 to FY 2018.

Humana Inc. Summary of Quarterly and YTD Results (dollars in millions, except per share amounts)	4Q19 (a)	4Q18 (b)	FY 2019 (c)	FY 2018 (d)
Consolidated results:
Revenues - GAAP	$16,295	$14,168	$64,888	$56,912
Pretax income - GAAP	$593	$436	$3,456	$2,063
Pretax income - Adjusted	$322	$480	$3,067	$2,898
EPS - GAAP	$3.84	$2.58	$20.10	$12.16
EPS - Adjusted	$2.28	$2.65	$17.87	$14.55
Benefits expense ratio - GAAP	86.6%	83.4%	85.6%	83.5%
Operating cost ratio - GAAP	13.2%	15.0%	11.5%	13.3%
Operating cost ratio - Adjusted	13.2%	15.0%	11.4%	13.3%
Operating cash flows - GAAP	$512	($333)	$5,284	$2,173
Parent company cash and short term investments	$1,361	$578
Debt-to-total capitalization	32.0%	37.4%
Retail segment results:
Revenues - GAAP	$14,207	$12,036	$56,466	$48,255
Benefits expense ratio - GAAP	86.3%	84.0%	86.4%	85.1%
Operating cost ratio - GAAP	11.6%	12.9%	9.4%	11.1%
Segment earnings - GAAP	$275	$339	$2,235	$1,733
Segment earnings - Adjusted	$279	$343	$2,251	$1,752
Group and Specialty segment results:
Revenues - GAAP	$1,875	$1,909	$7,525	$7,679
Benefits expense ratio - GAAP	95.2%	84.6%	86.0%	79.7%
Operating cost ratio - GAAP	22.4%	23.9%	22.0%	23.6%
Segment (losses) earnings - GAAP	($146)	($11)	$28	$361
Segment (losses) earnings - Adjusted	($145)	($10)	$32	$366
Healthcare Services segment results:
Revenues - GAAP	$6,696	$6,191	$25,783	$23,811
Operating cost ratio - GAAP	96.8%	96.8%	96.4%	96.3%
Segment earnings - GAAP	$178	$160	$789	$754
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$241	$223	$1,056	$969

2020 Earnings Guidance
The company provided its GAAP and Adjusted EPS guidance for the year ending December 31, 2020 (FY 2020) as detailed below. GAAP and Adjusted results for FY 2019 are also shown for comparison. Additional FY 2020 guidance points are included in the table beginning on page 20 of this earnings release.

Diluted earnings per common share	FY 2020 Guidance (f)	FY 2019 (c)
GAAP	$17.76 to $18.26	$20.10
Amortization of identifiable intangibles	0.49	0.40
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	-	(2.89)
Charges associated with workforce optimization	-	0.26
Adjusted (non-GAAP) – FY 2020 projected; FY 2019 reported	$18.25 to 18.75	$17.87
"We enter 2020 with positive momentum from strong 2019 results and industry-leading individual Medicare Advantage membership growth," said Brian A. Kane, Chief Financial Officer. “Seniors are increasingly choosing Medicare Advantage plans, and Humana’s value proposition, consumer orientation and strong brand resonate in the market as we work to drive better clinical outcomes for our members supporting our strong earnings growth and reinvestment in our products. We expect 2020 to be another good year for the company with solid top and bottom line growth notwithstanding the return of the health insurance industry fee."

Humana Consolidated Highlights
Consolidated revenues
GAAP consolidated revenues for 4Q19 were $16.30 billion, an increase of $2.13 billion, or 15 percent, from $14.17 billion in 4Q18. Total premiums and services revenues of $16.15 billion in 4Q19 increased $2.07 billion, or 15 percent, from $14.07 billion in 4Q18. The favorable year-over-year comparisons were primarily driven by higher premium revenues from the company’s Medicare Advantage business resulting from membership growth and higher per member premiums associated with individual Medicare Advantage. These increases were partially offset by the impact of declining stand-alone PDP membership year-over-year, as well as lower Group and Specialty segment revenues as further discussed below.
GAAP consolidated revenues for FY 2019 increased $7.98 billion, or 14 percent, to $64.89 billion from $56.91 billion in FY 2018. Total premiums and services revenues rose to $64.39 billion, increasing $7.99 billion, or 14 percent, from $56.40 billion in the prior-year period. The FY 2019 increases were primarily driven by the same factors impacting the quarterly GAAP comparison.
Consolidated benefits expense
The 4Q19 GAAP consolidated benefit ratio of 86.6 percent increased 320 basis points from the 4Q18 GAAP consolidated benefit ratio of 83.4 percent. The year-over-year comparison of the ratio was unfavorably impacted by the following factors:

•	the suspension of the HIF in 2019 which was contemplated in the pricing and benefit design of the company's products,

•	lower favorable prior period medical claims reserve development (Prior Period Development),

•	an increase in the Group and Specialty benefit ratio year over year as discussed in the segment highlights that follow, and

•
the shift in Medicare membership mix due to the loss of stand-alone PDP members and significant growth in Medicare Advantage members. The benefit ratio for stand-alone PDP members generally decreases as the year progresses.

These increases were partially offset by the following items:

•	engaging the company's Medicare Advantage members in clinical programs, as well as ensuring they are appropriately documented under the CMS risk-adjustment model; and

•	lower than expected medical costs as compared to the assumptions used in the pricing of the company's individual Medicare Advantage business for 2019.
The GAAP consolidated benefit ratio for FY 2019 of 85.6 percent increased 210 basis points from the FY 2018 GAAP consolidated benefit ratio of 83.5 percent. The year-over-year increase was unfavorably impacted by the same factors affecting the quarterly GAAP comparison described above.

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	Fourth Quarter
	Individual Commercial	All Other	Total
Prior Period Development from prior years recognized in 4Q19	$—	$5	$5
Prior Period Development from prior years recognized in 4Q18	($2)	$38	$36
	Full Year
Prior Period Development from prior years recognized in FY 2019	$—	$336	$336
Prior Period Development from prior years recognized in FY 2018	$56	$447	$503
Favorable Prior Period Development in 4Q19 did not materially impact the consolidated benefit ratio, but decreased the 4Q18 ratio by 30 basis points. Favorable Prior Period Development lowered the FY 2019 consolidated benefit ratio by 50 basis points and decreased the FY 2018 consolidated benefit ratio by 90 basis points.
Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	4Q19 (a)	4Q18 (b)	FY 2019 (c)	FY 2018 (d)
GAAP	13.2%	15.0%	11.5%	13.3%
Charges associated with workforce optimization	—	—	(0.1)%	—
Adjusted (non-GAAP)	13.2%	15.0%	11.4%	13.3%
The 4Q19 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 13.2 percent decreased 180 basis points from the 4Q18 ratio of 15.0 percent. The decline was primarily related to the following factors:

•	the suspension of the HIF for 2019, which increased the company's 4Q18 GAAP operating cost ratio by approximately 180 basis points,

•	scale efficiencies associated with growth in the company's Medicare Advantage membership, and

•	significant operating cost efficiencies in 2019 driven by previously implemented productivity initiatives.

These improvements were partially offset by the following items in 4Q19:

•	strategic investments in the company's integrated care delivery model,

•
the impact of higher compensation expense accruals in 4Q19 for the AIP offered to employees across all levels of the company. The higher accruals resulted from the continued strong performance of the company, including improved customer satisfaction as measured by its net promoter score, along with higher than anticipated individual Medicare Advantage membership and Adjusted EPS growth, and

•	increased spending associated with the Medicare AEP.
The 180 basis point decrease in the FY 2019 GAAP consolidated operating cost ratio of 11.5 percent from 13.3 percent in FY 2018 was primarily impacted by the same factors influencing the fourth quarter GAAP comparison, as well as the impact of charges associated with workforce optimization. The non-deductible HIF increased the FY 2018 consolidated GAAP operating cost ratio by approximately 180 basis points.
Balance sheet

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At December 31, 2019, the company had cash, cash equivalents, and investment securities of $15.43 billion, down approximately $930 million, or 6 percent, from $16.36 billion at September 30, 2019. The decrease primarily reflects the repayment of $400 million related to the company's 2.625 percent senior notes which came due on October 1, along with capital expenditures and net withdrawals from CMS associated with Medicare Part D claim subsidies for which the company does not assume risk. These declines were partially offset by strong operating cash flows. Additional changes are outlined in the company’s consolidated statement of cash flows on pages S-6 and S-7 of the statistical supplement included in this release.

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At December 31, 2019, cash and short-term investments held at the parent company of $1.36 billion decreased approximately $310 million, or 19 percent, from $1.67 billion at September 30, 2019 primarily resulting from the repayment of $400 million related to the company's 2.625 percent senior notes which came due on October 1, contributions to subsidiaries, and capital expenditures. This decline was partially offset by dividends received from subsidiaries, non-regulated subsidiary earnings, and the timing of working capital benefits between the parent and the company's subsidiaries.

•
Days in claims payable (DCP) of 40.4 days at December 31, 2019, decreased by 2.4 days from 42.8 days at September 30, 2019 but increased 1.3 days from 39.1 days at December 31, 2018. Changes are outlined in the DCP rollforward on page S-19 of the statistical supplement included in this release.

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Debt-to-total capitalization at December 31, 2019 was 32.0 percent, down 230 basis points from 34.3 percent at September 30, 2019 primarily resulting from the impact of the company's $400 million repayment of senior debt in the quarter and the net impact of 4Q19 earnings.

The company’s long-term debt-to-total capitalization target of approximately 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility. At times, the company's debt-to-total capitalization will exceed this target due to the timing of share repurchases, acquisitions, and debt issuance.
Operating cash flows

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GAAP cash flows provided by operations of $512 million in 4Q19 favorably compared to cash flows used in operations of $333 million in 4Q18, an increase of $845 million year over year. The year-over-year comparison of GAAP cash flows was favorably impacted by higher earnings in 4Q19 as compared to 4Q18, as well as being further positively impacted by the $1.04 billion payment related to the HIF in October 2018, along with the timing of other working capital items. 4Q19 GAAP cash flows were not impacted by the HIF due to the suspension of the fee in 2019.

•
For FY 2019, GAAP cash flows provided by operations totaled $5.28 billion versus $2.17 billion of GAAP cash flows provided by operations during FY 2018, an increase of $3.11 billion year over year. The strong operating cash flows for FY 2019 reflect the significant impact of increasing premiums and enrollment, as premiums generally are collected in advance of claim payments by a period of up to several months. The year-over-year comparison was further impacted by the timing of other working capital changes, higher earnings in 2019 versus 2018, and the negative impact on 2018 cash flows resulting from the funding of reinsurance transactions in connection with the sale of KMG.

Share repurchases

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In July 2019, Humana's Board of Directors approved a $3.00 billion share repurchase authorization with an expiration date of June 30, 2022. The company subsequently entered into an agreement with a third-party financial institution on July 31, 2019 to effect a $1.00 billion ASR program under the authorization. Under the terms of this program, which was completed in 4Q19, the company repurchased approximately 3,376,200 shares at an average price of $296.19. Aside from the completion of the ASR program, the company did not complete any additional open-market share repurchase transactions during 4Q19.

•	As of February 4, 2020, the company has a remaining repurchase authorization of $2.00 billion.
Cash dividends

•
The company paid cash dividends to its stockholders of $75 million in 4Q19 versus $70 million in 4Q18. Cash dividends of $291 million were paid to the company’s stockholders during FY 2019 compared to $265 million in FY 2018. The increases primarily reflect an increase in the per share dividend amount in 2019 to $0.55 from $0.50 per share in 2018, as previously disclosed.

Humana’s Retail Segment
This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide services under the Medicaid program, including Temporary Assistance for Needy Families (TANF), dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with Centers for Medicare & Medicaid Services (CMS) to administer the Limited Income Newly Eligible Transition prescription drug plan (PDP) program.
Retail segment revenues:

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The 4Q19 revenues for the Retail segment were $14.21 billion, an increase of $2.17 billion, or 18 percent, from $12.04 billion in 4Q18 primarily reflecting higher premiums as a result of Medicare Advantage membership growth and higher per member individual Medicare Advantage premiums, as well as increased state-based contracts membership. These favorable items were partially offset by the decline in membership in the company's stand-alone PDP offerings. The year-over-year membership changes are further discussed below.

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The FY 2019 revenues for the Retail segment were $56.47 billion, up $8.21 billion, or 17 percent, from $48.26 billion in FY 2018, primarily reflecting the same factors impacting the year-over-year fourth quarter comparison.

Retail segment enrollment:

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Individual Medicare Advantage membership was 3,587,200 as of December 31, 2019, a net increase of 523,200 or 17 percent, from 3,064,000 as of December 31, 2018, and up 34,700, or 1 percent, from 3,552,500 as of September 30, 2019. The year-over-year increase was primarily due to membership additions associated with the 2019 AEP and Open Election Period (OEP) for Medicare beneficiaries. The OEP sales period, which ran from January 1 to March 31, 2019 added approximately 43,700 members. Since the conclusion of the OEP, enrollment continued to increase due to strong sales to age-ins and those eligible for Dual Eligible Special Need Plans (D-SNP).

Individual Medicare Advantage membership includes 288,200 D-SNP members as of December 31, 2019, a net increase of 69,600, or 32 percent, from 218,600 as of December 31, 2018, and up 7,500, or 3 percent, from 280,700 as of September 30, 2019.

•
January 2020 individual Medicare Advantage membership approximated 3,816,000, up approximately 228,800, or 6 percent, from December 31, 2019, reflecting net membership additions during the recently concluded 2020 AEP.

January 2020 individual Medicare Advantage membership includes 325,000 D-SNP members, which represents growth of 36,800, or 13 percent, over December 31, 2019 D-SNP membership.

•
Group Medicare Advantage membership was 525,300 as of December 31, 2019, a net increase of 27,500, or 6 percent, from 497,800 at December 31, 2018, and up 1,400 from 523,900 as of September 30, 2019. The year-over-year increase primarily resulted from net membership additions associated with the 2019 AEP for Medicare beneficiaries.

•
January 2020 group Medicare Advantage membership approximated 602,000, up approximately 76,700, or 15 percent, from December 31, 2019, reflecting net membership additions during the recently concluded 2020 AEP for Medicare beneficiaries.

•
Membership in the company’s stand-alone PDP offerings was 4,365,200 as of December 31, 2019, a net decrease of 639,100, or 13 percent, from 5,004,300 as of December 31, 2018, and down 14,600 from 4,379,800 as of September 30, 2019. The year-over-year comparison primarily reflects net declines during the 2019 AEP for Medicare beneficiaries. The anticipated year-over-year decline was primarily due to the competitive nature of the industry and the pricing discipline the company has employed, which resulted in it no longer being the low cost plan in any market for 2019.

•
January 2020 stand-alone PDP membership approximated 3,905,000, down approximately 460,200, or 11 percent, from December 31, 2019, reflecting net membership declines during the recently concluded AEP for Medicare beneficiaries. The declines are primarily the result of terminations driven by premium and benefit adjustments experienced by members that were previously enrolled in the company's 2019 Humana Walmart Rx plan and 2019 Humana Enhanced plan, which were consolidated into the Premier Rx plan in 2020. These expected PDP losses are partially offset by growth in the new low-price Humana Walmart Value Rx plan, driven by both new sales and plan to plan changes.

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State-based contracts membership (including dual-eligible demonstration members) was 469,000 as of December 31, 2019, a net increase of 127,900, or 37 percent, from 341,100 at December 31, 2018. Membership at December 31, 2019 was unchanged from membership at September 30, 2019. The year-over-year increase primarily resulted from the statewide award of a comprehensive contract under the Managed Medical Assistance (MMA) program in Florida.

•
January 2020 state-based contracts membership was 608,000, representing growth of 139,000, or 30 percent, from December 31, 2019.  This growth primarily reflects the impact of discontinuing the reinsurance agreement with CareSource and the assumption of full financial risk for the existing Kentucky Medicaid contract as of January 1, 2020.

Retail segment benefits expense:

•	The 4Q19 benefit ratio for the Retail segment of 86.3 percent increased 230 basis points from 84.0 percent in 4Q18. The year-over-year increase was primarily the result of the following factors:

◦	the suspension of the HIF in 2019 which was contemplated in the pricing and benefit design of the company's products,

◦	lower favorable Prior Period Development in the segment in 4Q19, and

◦
the shift in Medicare membership mix due to the loss of stand-alone PDP members and significant growth in Medicare Advantage members. The benefit ratio for stand-alone PDP members generally decreases as the year progresses.

These increases were partially offset by the following factors:

◦	engaging the company's Medicare Advantage members in clinical programs, as well as ensuring they are appropriately documented under the CMS risk-adjustment model; and

◦	lower than expected medical costs as compared to the assumptions used in the pricing of the company's individual Medicare Advantage business for 2019.

•
The FY 2019 benefit ratio for the Retail segment of 86.4 percent was 130 basis points higher than the FY 2018 ratio of 85.1 percent. The year-over-year increase in the benefit ratio primarily reflected the same factors that affected the fourth quarter comparison described above. The increases were partially offset by the impact of a less severe flu season experienced in the first quarter of 2019 compared to that in the first quarter of 2018.

•
The Retail segment's favorable Prior Period Development, as noted in the table below, lowered the segment benefit ratio by 10 basis points in 4Q19 and by 30 basis points in 4Q18. Prior Period Development lowered the FY 2019 ratio by 70 basis points and lowered the FY 2018 benefit ratio by 80 basis points.

Retail segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	FY
Prior Period Development from prior years recognized in FY 2019	$283	$28	$55	$20	$386
Prior Period Development from prior years recognized in FY 2018	$187	$60	$120	$31	$398
Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 11.6 percent in 4Q19 decreased 130 basis points from 12.9 percent in 4Q18. The year-over-year comparison was positively impacted by the following:

◦	the suspension of the HIF in 2019, which increased the Retail segment’s operating cost ratio by approximately 190 basis points in 4Q18,

◦	scale efficiencies associated with growth in the company's Medicare Advantage membership, and

◦	significant operating cost efficiencies in 2019 driven by previously implemented productivity initiatives.
These improvements were partially offset by the following items:

◦	strategic investments in the company's integrated care delivery model in 4Q19,

◦	the impact of higher compensation expense accruals in 4Q19 for the AIP as a result of the continued strong performance of the company, and

◦	increased spending associated with the Medicare AEP.

•
The Retail segment’s FY 2019 operating cost ratio of 9.4 percent decreased 170 basis points from 11.1 percent in FY 2018 primarily reflecting the same factors that impacted the year-over-year comparison for the fourth quarter. The HIF impacted the segment’s FY 2018 operating cost ratio by approximately 190 basis points.

Retail segment results:

Retail segment earnings in millions	4Q19 (a)	4Q18 (b)	FY 2019 (c)	FY 2018 (d)
GAAP	$275	$339	$2,235	$1,733
Amortization associated with identifiable intangibles	4	4	16	19
Adjusted (non-GAAP)	$279	$343	$2,251	$1,752

•
The Retail segment’s GAAP segment earnings of $275 million in 4Q19 decreased $64 million, or 19 percent, from GAAP segment earnings of $339 million in 4Q18. The year-over-year unfavorable comparison was impacted by the same factors that resulted in the segment's higher benefit ratio, partially offset by the improvement in the operating cost ratio.

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For FY 2019, GAAP segment earnings for the Retail segment of $2.24 billion increased $502 million, or 29 percent, from $1.73 billion in FY 2018. The year-over-year increase primarily reflects the lower operating cost ratio in FY 2019, which was partially offset by the segment's higher benefit ratio in FY 2019 as described above.

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As expected, the company's higher-than-anticipated individual Medicare Advantage membership growth in 2019 had a muted impact on the segment's earnings during the year. While new Medicare Advantage members increase revenues, on average, they have a breakeven impact on segment earnings in the first year as they were not previously engaged in clinical programs or appropriately documented under the CMS risk-adjustment model, and accordingly, carry a higher benefit ratio.

Humana’s Group and Specialty Segment
This segment consists of the company’s employer group fully-insured commercial medical products and specialty insurance benefits marketed to individuals and groups, including dental, vision, and life insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses.
Group and Specialty segment revenues:

•	The 4Q19 revenues for the Group and Specialty segment were $1.88 billion, down $34 million year over year from $1.91 billion in 4Q18. This decrease was primarily due to the following:

◦	decline in the company's fully-insured group commercial and specialty membership; and

◦	an unfavorable commercial risk adjustment (CRA) payable estimate in 4Q19 as compared to 4Q18 which resulted in lower small group fully-insured commercial revenues year-over-year.
The decrease was partially offset by the following factors:

◦	higher stop-loss revenues related to the company's level-funded ASO accounts resulting from membership growth in this product as more fully described below; and

◦	higher per member premiums across the fully-insured business.

•
The FY 2019 revenues for the Group and Specialty segment were $7.53 billion, down $154 million, or 2 percent, from $7.68 billion in FY 2018, primarily reflecting the same factors that impacted the year-over-year fourth quarter comparison. The year-over-year FY comparison was also further negatively impacted by the reduction in FY 2019 premium revenues related to the company's workplace voluntary benefits (WVB) and financial protection products (FPP) lines of business due to the exit of these businesses in connection with Humana's divestiture of KMG during the second quarter of 2018. The year-over-year decline also resulted from the impact of certain contractual incentives and adjustments related to the previous TRICARE contract received in 2018 that did not recur in 2019.

Group and Specialty segment enrollment:

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Group fully-insured commercial medical membership was 908,600 at December 31, 2019, a decrease of 96,100, or 10 percent, from 1,004,700 at December 31, 2018, and down 18,800, or 2 percent, from 927,400 at September 30, 2019. These anticipated declines primarily reflect lower membership in small group accounts due in part to more small group accounts selecting level-funded ASO products in 2019, as well as the loss of certain large group accounts due to the competitive pricing environment. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 59 percent at December 31, 2019 compared to 60 percent at September 30, 2019 and 61 percent at December 31, 2018.

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Group ASO commercial medical membership was 529,200 at December 31, 2019, an increase of 47,300, or 10 percent, from 481,900 at December 31, 2018, and up 12,400, or 2 percent, from 516,800 at September 30, 2019. These increases primarily reflect more small group accounts selecting level-funded ASO products, partially offset by the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment. Small group membership comprised 40 percent of group ASO medical membership at December 31, 2019 versus 26 percent at December 31, 2018 and 39 percent at September 30, 2019.

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Military services membership was 5,984,300 at December 31, 2019, an increase of 55,700, or 1 percent, from 5,928,600 at December 31, 2018, and down 14,400, or less than 1 percent, versus 5,998,700 at September

30, 2019. Membership includes military service members, retirees, and their families to whom the company is providing healthcare services under the current TRICARE East Region contract. The current contract, which covers 32 states, became effective on January 1, 2018.

•
Membership in specialty products(g) was 5,425,900 at December 31, 2019, a decrease of 646,400, or 11 percent, from 6,072,300, at December 31, 2018, and up 14,500 from 5,411,400 at September 30, 2019. The year-over-year decrease resulted from the loss of certain group accounts, including one jumbo account, offering stand-alone dental and vision products.

Group and Specialty segment benefits expense:

•
The 4Q19 benefit ratio for the Group and Specialty segment was 95.2 percent, an increase from 84.6 percent for 4Q18. The year-over-year increase in the benefit ratio is primarily due to the impact of the following factors:

◦	the meaningful impact of the continued migration of fully-insured group members to level-funded ASO products in 2019 resulting in a membership mix transformation,

◦	the impact of the suspension of the HIF in 2019 which was contemplated in the pricing of the company's products,

◦	unfavorable Prior Period Development driven by meaningful provider settlements that were partially offset by positive claims development, and

◦	an unfavorable premium adjustment in 4Q19 versus 4Q18 related to the company's CRA accrual associated with its Affordable Care Act (ACA)-compliant business.

•
The FY 2019 benefit ratio for the segment of 86.0 percent was 630 basis points higher than the FY 2018 ratio of 79.7 percent. The FY comparison was primarily impacted by the same factors affecting the fourth quarter comparison. The year-over-year FY comparison was also negatively impacted by adjustments to dental network contracted rates resulting from dental network recontracting and expansion to position the business for the future.

•
Prior Period Development for the Group and Specialty segment, as noted in the table below, increased the 4Q19 segment benefit ratio by 90 basis points versus lowering the 4Q18 ratio by 30 basis points. Prior Period Development increased the FY 2019 segment benefit ratio by 70 basis points while lowering the FY 2018 ratio by 70 basis points.

Group and Specialty segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	FY
Prior Period Development from prior years recognized in FY 2019	($16)	($20)	$1	($15)	($50)
Prior Period Development from prior years recognized in FY 2018	$34	$—	$7	$5	$46

Group and Specialty segment operating costs:

•	The Group and Specialty segment’s operating cost ratio was 22.4 percent in 4Q19, a decrease of 150 basis points from 23.9 percent in 4Q18 primarily reflecting the following factors:

◦	suspension of the HIF in 2019, which increased the segment's 4Q18 GAAP operating cost ratio by approximately 160 basis points; and

◦	significant operating cost efficiencies in 2019 driven by previously implemented productivity initiatives.
These improvements were offset by the higher compensation expense accruals in 4Q19 for the AIP as a result of the continued strong performance of the company.

•
The Group and Specialty segment’s operating cost ratio of 22.0 percent for FY 2019 was down 160 basis points compared to 23.6 percent for FY 2018. The year-over-year decrease was primarily impacted by the same factors influencing the fourth quarter comparison, while further benefiting from the exit of the WVB and FPP lines of business in connection with the KMG divestiture during second quarter 2018. The WVB and FPP lines of business carried a higher operating cost ratio.

The non-deductible HIF impacted the segment’s FY 2018 operating cost ratio by approximately 160 basis points.
Group and Specialty segment results:

Group and Specialty segment (losses) earnings In millions	4Q19 (a)	4Q18 (b)	FY 2019 (c)	FY 2018 (d)
GAAP	($146)	($11)	$28	$361
Amortization associated with identifiable intangibles	1	1	4	5
Adjusted (non-GAAP)	($145)	($10)	$32	$366

•
The Group and Specialty segment’s GAAP segment losses of $146 million in 4Q19 compared to GAAP segment losses of $11 million in 4Q18, a decrease of $135 million. The decrease primarily reflects the same factors resulting in the segment's higher benefit ratio. These declines were partially offset by the improvement of the operating cost ratio in 4Q19 compared to 4Q18 along with higher earnings from the military services business.

•
The Group and Specialty segment’s GAAP segment earnings of $28 million in FY 2019 compared to GAAP segment earnings of $361 million in FY 2018, a decrease of $333 million, or 92 percent. The decrease primarily reflects the same factors impacting the fourth quarter GAAP comparison with the exception of lower FY 2019 earnings from the military services business. The year-over-year earnings comparison of the military services business was unfavorably impacted by the receipt of certain contractual incentives and adjustments that occurred in 2018 but did not recur in 2019.

Humana’s Healthcare Services Segment
This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health, including the company’s minority investment in Kindred at Home.
Services offered by this segment are designed to enhance members’ healthcare experience overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

Healthcare Services segment revenues:

•
Revenues of $6.70 billion in 4Q19 for the Healthcare Services segment increased by $505 million, or 8 percent, from $6.19 billion in 4Q18. The year-over-year comparison was favorably impacted by the company's strong Medicare Advantage membership growth, while being partially offset by the loss of intersegment revenues associated with the decline in stand-alone PDP membership as previously discussed.

•
FY 2019 revenues for the Healthcare Services segment were $25.78 billion, an increase of $1.97 billion, or 8 percent, from $23.81 billion in FY 2018 primarily due to the same factors affecting the year-over-year comparison for the fourth quarter, as well as higher revenues associated with the company's provider services business reflecting the previously disclosed acquisitions of MCCI Holdings, LLC (MCCI) and Family Physicians Group (FPG).

Healthcare Services segment operating costs:

•
The Healthcare Services segment’s operating cost ratios of 96.8 percent and 96.4 percent in 4Q19 and FY 2019, respectively, were relatively unchanged from 96.8 percent and 96.3 percent in 4Q18 and FY 2018, respectively.

Healthcare Services segment operating statistics:

•
Primary care providers in value-based (shared risk and path to risk) relationships of 61,900 at December 31, 2019 increased 3 percent from 60,200 at September 30, 2019, and increased 16 percent from 53,400 at December 31, 2018. The percentage of the company’s individual Medicare Advantage members in value-based relationships was 67 percent as of December 31, 2019 and December 31, 2018, compared to 66 percent at September 30, 2019.

•
Medicare Advantage and dual demonstration program membership enrolled in a Humana chronic care management program (h) was 868,800 at December 31, 2019, down 2 percent from 882,800 at September 30, 2019 but up 21 percent from 716,000 at December 31, 2018. These changes were driven by the company's improved process for identifying and enrolling members in the appropriate program at the right time, coupled with growth in Special Needs Plans (SNP) membership.

•
Pharmacy script volume on an adjusted 30-day equivalent basis of 118 million for 4Q19 increased 5 percent compared to 112 million for 4Q18. Pharmacy script volume of 456 million for FY 2019 increased 4 percent compared to 440 million for FY 2018. These increases primarily were driven by higher Medicare Advantage and state-based contracts membership, partially offset by the decline in stand-alone PDP membership.

Healthcare Services segment results:

Healthcare Services segment results (in millions)	4Q19	4Q18	FY 2019	FY 2018
GAAP segment earnings	$178	$160	$789	$754
Depreciation and amortization expense	44	43	179	171
Interest and taxes	19	20	88	44
Adjusted EBITDA (e)	$241	$223	$1,056	$969

•
The Healthcare Services segment’s 4Q19 GAAP segment earnings increased $18 million, or 11 percent, to $178 million compared to GAAP segment earnings of $160 million in 4Q18. The increase primarily resulted from the following factors:

◦	higher earnings from the company's pharmacy operations; and

◦	the improvement in core operating results from the provider services business year over year.
These increases were partially offset by additional investments in clinical assets associated with the provider business.
Adjusted EBITDA in 4Q19 for the Healthcare Services segment of $241 million was up $18 million, or 8 percent, compared to Adjusted EBITDA of $223 million in 4Q18. The favorable comparison of Adjusted EBITDA year over year primarily resulted from the same factors that impacted the quarterly GAAP segment results comparison while excluding the impact of the factors detailed in the table above.

•
The Healthcare Services segment’s GAAP segment earnings in FY 2019 increased $35 million, or 5 percent, to $789 million compared to GAAP segment earnings of $754 million in FY 2018 primarily reflecting the following factors:

◦higher earnings from the company's pharmacy and clinical operations; and
◦higher earnings from Kindred at Home operations.
These factors were partially offset by additional investments in clinical assets associated with the company's provider services businesses.
Adjusted EBITDA for FY 2019 of $1.06 billion increased $87 million, or 9 percent, versus the FY 2018 Adjusted EBITDA for the Healthcare Services segment of $969 million. The favorable comparison of Adjusted EBITDA year over year primarily resulted from the same factors that impacted the GAAP segment results comparison while excluding the impact of the factors detailed in the table above.
Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
All parties interested in the company’s 4Q19 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 4Q19 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 12:15 p.m. Eastern time on February 5, 2020 until 11:59 p.m. Eastern time on April 5, 2020 and can be accessed by dialing 855-859-2056 and providing the conference ID #2179917.
Footnotes
(a) 4Q19 Adjusted results exclude the following:

•
Amortization expense for identifiable intangibles of approximately $17 million pretax income, or $0.10 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•
Put/call valuation adjustments of approximately $289 million, or $1.67 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

•
Expense associated with involuntary workforce reduction of approximately $1 million pretax, or $0.01 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(b) 4Q18 Adjusted results exclude the following:

•
Amortization expense for identifiable intangibles of approximately $20 million pretax, or $0.11 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•
Put/call valuation adjustments of approximately $22 million, or $0.13 per diluted common share, associated with Humana's 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

•
Favorable adjustment to the previously recognized loss associated with the company's sale of its wholly-owned subsidiary, KMG America Corporation (KMG) of approximately $0.17 per diluted common share. GAAP measure affected in this release is EPS.

•
Segment losses of $2 million (no material EPS impact) for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income and EPS.

(c) FY 2019 Adjusted results exclude the following:

•
Amortization expense for identifiable intangibles of approximately $70 million pretax income, or $0.40 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•
Put/call valuation adjustments of approximately $506 million, or $2.89 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

•
Expense associated with involuntary workforce reduction of approximately $47 million pretax, or $0.26 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(d) FY 2018 Adjusted results exclude the following:

•
Amortization expense for identifiable intangibles of approximately $90 million pretax, or $0.49 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•
Put/call valuation adjustments of approximately $33 million, or $0.18 per diluted common share, associated with Humana's 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

•
Loss of approximately $786 million pretax, or $2.41 per diluted common share, associated with the company's sale of its wholly-owned subsidiary, KMG America Corporation (KMG). GAAP measures affected in this release include consolidated pretax and EPS.

•
Segment earnings of approximately $74 million, or $0.41 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income and EPS.

•	Adjustment of $0.28 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(e) The Healthcare Services segment Adjusted EBITDA includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from all lines of business within the segment, as well as the impact of Humana’s 40% minority interest in Kindred at Home.

(f) FY 2020 Adjusted EPS projections exclude the following:

•	Amortization expense for identifiable intangibles of approximately $0.49 per diluted common share.

•
FY20 GAAP EPS guidance excludes the impact of future value changes of put/call options related to the company's minority interest in certain investments. The future value change of these put/call options cannot be estimated.

(g) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.
(h) Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

Cautionary Statement

This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•
If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.

•
If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt our operations or in the unintended dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.

•
Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•
As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.

•
The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative or judicial changes, including activities to invalidate, repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative or judicial changes may occur cannot be predicted with certainty.

•
Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•
Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2018;

•	Form 10-Q for the quarter ended March 31, 2019; June 30, 2019; September 30, 2019; and

•	Form 8-Ks filed during 2019 and 2020.
About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases and conference calls

•	Calendar of events

•	Corporate Governance information

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2020 Projections As of February 5, 2020		Comments
Diluted earnings per common share (EPS)	GAAP	$17.76 to $18.26
•    GAAP EPS guidance excludes the impact of future fair value changes of put/call options related to the company's minority interest in certain investments. The future value change of these put/call options cannot be estimated.
•    See footnote (f) for detail of non-GAAP adjustments.

	Adjustments	~0.49
	Non-GAAP	$18.25 to $18.75

Total revenues	Consolidated	$73.9 billion to $74.5 billion
•    Consolidated and segment-level revenue projections include expected investment income.
•    Segment-level revenues include amounts that eliminate in consolidation.
•    Consolidated and Retail segment revenues exclude any impact of the Louisiana Medicaid contract currently under protest.

	Retail segment	$65.3 billion to $65.9 billion
	Group and Specialty segment	$7.4 billion to $7.9 billion
	Healthcare Services segment	$26.4 billion to $26.7 billion

Change in year- end medical membership from prior year end	• Individual Medicare Advantage: Up Up 270,000 to 330,000 (no change)
•    State-based contracts includes current membership in Florida, Illinois, and Kentucky, while excluding any impact from the Louisiana Medicaid contract that is currently under protest.
•    Group commercial medical membership includes fully-insured and ASO (self-insured).

• Group Medicare Advantage: Up ~90,000 (no change)
• Medicare stand-alone PDP: Down ~550,000 (was Down ~600,000)
• State-based contracts: Up ~150,000 to 200,000 (no change)
• Group commercial medical: Down ~80,000 to 100,000 (no change)

Benefit ratios			• Ratio calculation: benefits expense as a percent of premium revenues.
	Retail segment	85.5% to 86.5%
	Group and Specialty segment	84.0% to 84.5%
Consolidated operating cost ratio	11.55% to 12.35%		• Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income.

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2020 Projections As of February 5, 2020		Comments
Segment results			• No material impact to segment earnings anticipated from non-GAAP adjustments.
	Retail segment earnings	$2.30 billion to $2.50 billion
	Group and Specialty segment earnings	$100 million to $150 million
	Healthcare Services Adjusted EBITDA	$1.21 billion to $1.26 billion
Effective tax rate	GAAP: 30.8% to 31.3% Adjustment: ~0.2% Non-GAAP: 30.6% to 31.1%
Weighted average share count for diluted EPS	132.2 million to 133.2 million		• FY 2020 guidance reflects incremental share repurchase.
Cash flows from operations	$3.2 billion to $3.6 billion
Capital expenditures	$850 million to $900 million

Humana Inc.
Statistical Schedules
And
Supplementary Information
4Q19 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 4Q19 Earnings Release
Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income (S-3 - S-4)
2.	Consolidated Balance Sheets (S-5)
3.	Consolidated Statements of Cash Flows (S-6 - S-7)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter (S-8 - S-9)
5.	Consolidating Statements of Income - FY (S-10 - S-11)
7.	Ending Membership Detail (S-12)
8.	Premiums and Services Revenue Detail (S-13 - S-14)
9.	Healthcare Services Segment Metrics (S-15 - S-17)
Balance Sheet Detail
11.	Benefits Payable Detail and Statistics (S-18 - S-19)
Footnotes (S-20)

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the three months ended December 31,
			Dollar	Percentage
	2019	2018	Change	Change
Revenues:
Premiums	$15,809	$13,705	$2,104	15.4%
Services	336	367	(31)	-8.4%
Investment income	150	96	54	56.3%
Total revenues	16,295	14,168	2,127	15.0%
Operating expenses:
Benefits	13,689	11,433	2,256	19.7%
Operating costs	2,129	2,115	14	0.7%
Depreciation and amortization	115	103	12	11.7%
Total operating expenses	15,933	13,651	2,282	16.7%
Income from operations	362	517	(155)	-30.0%
Interest expense	58	59	(1)	-1.7%
Other (income) expense, net (A)	(289)	22	311	1,413.6%
Income before income taxes and equity in net (losses) earnings	593	436	157	36.0%
Provision for income taxes	79	83	(4)	-4.8%
Equity in net (losses) earnings of Kindred at Home (B)	(2)	2	(4)	-200.0%
Net income	$512	$355	$157	44.2%
Basic earnings per common share	$3.87	$2.60	$1.27	48.8%
Diluted earnings per common share	$3.84	$2.58	$1.26	48.8%
Shares used in computing basic earnings per common share (000’s)	132,453	136,570
Shares used in computing diluted earnings per common share (000’s)	133,342	137,529

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the year ended December 31,
			Dollar	Percentage
	2019	2018	Change	Change
Revenues:
Premiums	$62,948	$54,941	$8,007	14.6%
Services	1,439	1,457	(18)	-1.2%
Investment income	501	514	(13)	-2.5%
Total revenues	64,888	56,912	7,976	14.0%
Operating expenses:
Benefits	53,857	45,882	7,975	17.4%
Operating costs	7,381	7,525	(144)	-1.9%
Depreciation and amortization	458	405	53	13.1%
Total operating expenses	61,696	53,812	7,884	14.7%
Income from operations	3,192	3,100	92	3.0%
Loss on sale of business	—	786	786	100.0%
Interest expense	242	218	24	11.0%
Other (income) expense, net (A)	(506)	33	539	1,633.3%
Income before income taxes and equity in net earnings	3,456	2,063	1,393	67.5%
Provision for income taxes	763	391	372	95.1%
Equity in net earnings of Kindred at Home (B)	14	11	3	27.3%
Net income	$2,707	$1,683	$1,024	60.8%
Basic earnings per common share	$20.20	$12.24	$7.96	65.0%
Diluted earnings per common share	$20.10	$12.16	$7.94	65.3%
Shares used in computing basic earnings per common share (000’s)	134,055	137,486
Shares used in computing diluted earnings per common share (000’s)	134,727	138,403

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts

	December 31,	December 31,	Year-to-Date Change
	2019	2018	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$4,054	$2,343
Investment securities	10,972	10,026
Receivables, net	1,056	1,015
Other current assets	3,806	3,564
Total current assets	19,888	16,948	$2,940	17.3%
Property and equipment, net	1,955	1,735
Long-term investment securities	406	411
Goodwill	3,928	3,897
Equity method investment in Kindred at Home	1,063	1,047
Other long-term assets	1,834	1,375
Total assets	$29,074	$25,413	$3,661	14.4%
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$6,004	$4,862
Trade accounts payable and accrued expenses	3,754	3,067
Book overdraft	225	171
Unearned revenues	247	283
Short-term debt	699	1,694
Total current liabilities	10,929	10,077	$852	8.5%
Long-term debt	4,967	4,375
Future policy benefits payable	206	219
Other long-term liabilities	935	581
Total liabilities	17,037	15,252	$1,785	11.7%
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,629,992 issued at December 31, 2019	33	33
Capital in excess of par value	2,820	2,535
Retained earnings	17,483	15,072
Accumulated other comprehensive income (loss)	156	(159)
Treasury stock, at cost, 66,524,771 shares at December 31, 2019	(8,455)	(7,320)
Total stockholders’ equity	12,037	10,161	$1,876	18.5%
Total liabilities and stockholders’ equity	$29,074	$25,413	$3,661	14.4%
Debt-to-total capitalization ratio	32.0%	37.4%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the three months ended December 31,
			Dollar	Percentage
	2019	2018	Change	Change
Cash flows from operating activities
Net income	$512	$355
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	123	114
Amortization	17	20
Net realized capital gains	(39)	—
Equity in net losses (earnings) of Kindred at Home	2	(2)
Stock-based compensation	44	32
Provision for deferred income taxes	183	29
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(211)	47
Other assets	(216)	455
Benefits payable	(216)	(158)
Other liabilities	303	(1,224)
Unearned revenues	(27)	(11)
Other, net	37	10
Net cash provided by (used in) operating activities	512	(333)	$845	253.8%
Cash flows from investing activities
Purchases of property and equipment, net	(230)	(176)
Purchases of investment securities	(2,231)	(1,308)
Maturities of investment securities	452	157
Proceeds from sales of investment securities	1,208	880
Net cash used in investing activities	(801)	(447)	($354)	-79.2%
Cash flows from financing activities
Withdrawals from contract deposits, net	(634)	(1,018)
(Repayment) proceeds from issuance of commercial paper, net	(2)	245
Repayment of senior notes	(400)	—
Proceeds from issuance of term loan	—	1,000
Repayment of term loan	—	(350)
Change in book overdraft	(48)	(28)
Common stock repurchases	(60)	(796)
Dividends paid	(75)	(70)
Proceeds from stock option exercises and other	35	(2)
Net cash used in financing activities	(1,184)	(1,019)	($165)	-16.2%
Decrease in cash and cash equivalents	(1,473)	(1,799)
Cash and cash equivalents at beginning of period	5,527	4,142
Cash and cash equivalents at end of period	$4,054	$2,343

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the year ended December 31,		Dollar	Percent
	2019	2018	Change	Change
Cash flows from operating activities
Net income	$2,707	$1,683
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of business	—	786
Depreciation	505	444
Amortization	70	90
Net realized capital gains	(62)	(90)
Equity in net earnings of Kindred at Home	(14)	(11)
Stock-based compensation	163	137
Provision for deferred income taxes	162	194
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(32)	(164)
Other assets	118	(484)
Benefits payable	1,142	252
Other liabilities	471	(676)
Unearned revenues	(36)	(95)
Other, net	90	107
Net cash provided by operating activities	5,284	2,173	$3,111	143.2%
Cash flows from investing activities
Acquisitions, net of cash acquired	—	(354)
Purchases of property and equipment, net	(736)	(612)
Cash transferred in sale of business	—	(805)
Purchases of investment securities	(6,361)	(4,687)
Maturities of investment securities	1,733	972
Proceeds from sales of investment securities	4,086	3,494
Purchase of equity method investment in Kindred at Home	—	(1,095)
Net cash used in investing activities	(1,278)	(3,087)	$1,809	58.6%
Cash flows from financing activities
Withdrawals from contract deposits, net	(623)	(640)
(Repayment) proceeds from the issuance of commercial paper, net	(360)	485
Proceeds from issuance of senior notes, net	987	—
Repayment of senior notes	(400)	—
Proceeds from issuance of term loan	—	1,000
Repayment of term loan	(650)	(350)
Change in book overdraft	54	30
Common stock repurchases	(1,070)	(1,090)
Dividends paid	(291)	(265)
Proceeds from stock option exercises and other	58	45
Net cash used in financing activities	(2,295)	(785)	($1,510)	192.4%
Increase (decrease) in cash and cash equivalents	1,711	(1,699)
Cash and cash equivalents at beginning of period	2,343	4,042
Cash and cash equivalents at end of period	$4,054	$2,343

Humana Inc.
Consolidating Statements of Income—For the three months ended December 31, 2019 (C)
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$10,874	$—	$—	$—	$10,874
Group Medicare Advantage	1,608	—	—	—	1,608
Medicare stand-alone PDP	757	—	—	—	757
Total Medicare	13,239	—	—	—	13,239
Fully-insured	154	1,250	—	—	1,404
Specialty	—	411	—	—	411
Medicaid and other (D)	755	—	—	—	755
Total premiums	14,148	1,661	—	—	15,809
Services revenue:
Provider	—	—	79	—	79
ASO and other (E)	3	203	—	—	206
Pharmacy	—	—	51	—	51
Total services revenue	3	203	130	—	336
Total revenues—external customers	14,151	1,864	130	—	16,145
Intersegment revenues
Services	—	5	4,799	(4,804)	—
Products	—	—	1,766	(1,766)	—
Total intersegment revenues	—	5	6,565	(6,570)	—
Investment income	56	6	1	87	150
Total revenues	14,207	1,875	6,696	(6,483)	16,295
Operating expenses:
Benefits	12,206	1,581	—	(98)	13,689
Operating costs	1,642	419	6,481	(6,413)	2,129
Depreciation and amortization	84	21	35	(25)	115
Total operating expenses	13,932	2,021	6,516	(6,536)	15,933
Income (loss) from operations	275	(146)	180	53	362
Interest expense	—	—	—	58	58
Other income, net (A)	—	—	—	(289)	(289)
Income (loss) before income taxes and equity in net losses	275	(146)	180	284	593
Equity in net losses of Kindred at Home (B)	—	—	(2)	—	(2)
Segment earnings (loss)	$275	$(146)	$178	$284	$591
Benefit ratio	86.3%	95.2%			86.6%
Operating cost ratio	11.6%	22.4%	96.8%		13.2%

Humana Inc.
Consolidating Statements of Income—For the three months ended December 31, 2018
In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$8,866	$—	$—	$—	$—	$8,866
Group Medicare Advantage	1,528	—	—	—	—	1,528
Medicare stand-alone PDP	881	—	—	—	—	881
Total Medicare	11,275	—	—	—	—	11,275
Fully-insured	131	1,361	—	2	—	1,494
Specialty	—	345	—	—	—	345
Medicaid and other (D)	591	—	—	—	—	591
Total premiums	11,997	1,706	—	2	—	13,705
Services revenue:
Provider	—	—	114	—	—	114
ASO and other (E)	5	193	—	—	—	198
Pharmacy	—	—	55	—	—	55
Total services revenue	5	193	169	—	—	367
Total revenues—external customers	12,002	1,899	169	2	—	14,072
Intersegment revenues
Services	—	5	4,414	—	(4,419)	—
Products	—	—	1,608	—	(1,608)	—
Total intersegment revenues	—	5	6,022	—	(6,027)	—
Investment income	34	5	—	—	57	96
Total revenues	12,036	1,909	6,191	2	(5,970)	14,168
Operating expenses:
Benefits	10,083	1,443	—	3	(96)	11,433
Operating costs	1,543	455	5,995	1	(5,879)	2,115
Depreciation and amortization	71	22	38	—	(28)	103
Total operating expenses	11,697	1,920	6,033	4	(6,003)	13,651
Income (loss) from operations	339	(11)	158	(2)	33	517
Interest expense	—	—	—	—	59	59
Other expense, net (A)	—	—	—	—	22	22
Income (loss) before income taxes and equity in net earnings	339	(11)	158	(2)	(48)	436
Equity in net earnings of Kindred at Home (B)	—	—	2	—	—	2
Segment earnings (loss)	$339	$(11)	$160	$(2)	$(48)	$438
Benefit ratio	84.0%	84.6%				83.4%
Operating cost ratio	12.9%	23.9%	96.8%			15.0%

Humana Inc.
Consolidating Statements of Income—For the year ended December 31, 2019 (C)
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$43,128	$—	$—	$—	$43,128
Group Medicare Advantage	6,475	—	—	—	6,475
Medicare stand-alone PDP	3,165	—	—	—	3,165
Total Medicare	52,768	—	—	—	52,768
Fully-insured	588	5,123	—	—	5,711
Specialty	—	1,571	—	—	1,571
Medicaid and other (D)	2,898	—	—	—	2,898
Total premiums	56,254	6,694	—	—	62,948
Services revenue:
Provider	—	—	446	—	446
ASO and other (E)	17	790	—	—	807
Pharmacy	—	—	186	—	186
Total services revenue	17	790	632	—	1,439
Total revenues—external customers	56,271	7,484	632	—	64,387
Intersegment revenues
Services	—	18	18,255	(18,273)	—
Products	—	—	6,894	(6,894)	—
Total intersegment revenues	—	18	25,149	(25,167)	—
Investment income	195	23	2	281	501
Total revenues	56,466	7,525	25,783	(24,886)	64,888
Operating expenses:
Benefits	48,602	5,758	—	(503)	53,857
Operating costs	5,306	1,651	24,852	(24,428)	7,381
Depreciation and amortization	323	88	156	(109)	458
Total operating expenses	54,231	7,497	25,008	(25,040)	61,696
Income from operations	2,235	28	775	154	3,192
Interest expense	—	—	—	242	242
Other income, net (A)	—	—	—	(506)	(506)
Income before income taxes and equity in net earnings	2,235	28	775	418	3,456
Equity in net earnings of Kindred at Home (B)	—	—	14	—	14
Segment earnings	$2,235	$28	$789	$418	$3,470
Benefit ratio	86.4%	86.0%			85.6%
Operating cost ratio	9.4%	22.0%	96.4%		11.5%

Humana Inc.
Consolidating Statements of Income—For the year ended December 31, 2018
In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$35,656	$—	$—	$—	$—	$—	$35,656
Group Medicare Advantage	6,103	—	—	—	—	—	6,103
Medicare stand-alone PDP	3,584	—	—	—	—	—	3,584
Total Medicare	45,343	—	—	—	—	—	45,343
Fully-insured	510	5,444	—	8	—	—	5,962
Specialty	—	1,359	—	—	—	—	1,359
Medicaid and other (D)	2,255	—	—	—	22	—	2,277
Total premiums	48,108	6,803	—	8	22	—	54,941
Services revenue:
Provider	—	—	404	—	—	—	404
ASO and other (E)	11	835	—	—	4	—	850
Pharmacy	—	—	203	—	—	—	203
Total services revenue	11	835	607	—	4	—	1,457
Total revenues—external customers	48,119	7,638	607	8	26	—	56,398
Intersegment revenues
Services	—	18	16,840	—	—	(16,858)	—
Products	—	—	6,330	—	—	(6,330)	—
Total intersegment revenues	—	18	23,170	—	—	(23,188)	—
Investment income	136	23	34	—	110	211	514
Total revenues	48,255	7,679	23,811	8	136	(22,977)	56,912
Operating expenses:
Benefits	40,925	5,420	—	(70)	77	(470)	45,882
Operating costs	5,327	1,810	22,905	4	6	(22,527)	7,525
Depreciation and amortization	270	88	163	—	—	(116)	405
Total operating expenses	46,522	7,318	23,068	(66)	83	(23,113)	53,812
Income from operations	1,733	361	743	74	53	136	3,100
Loss on sale of business	—	—	—	—	—	786	786
Interest expense	—	—	—	—	—	218	218
Other expense, net (A)	—	—	—	—	—	33	33
Income (loss) before income taxes and equity in net earnings	1,733	361	743	74	53	(901)	2,063
Equity in net earnings of Kindred at Home (B)	—	—	11	—	—	—	11
Segment earnings (loss)	$1,733	$361	$754	$74	$53	$(901)	$2,074
Benefit ratio	85.1%	79.7%					83.5%
Operating cost ratio	11.1%	23.6%	96.3%				13.3%

Humana Inc.
Ending Membership Detail
In thousands

				Year-over-Year Change			Sequential Change
	December 31, 2019	Average 4Q19	December 31, 2018	Amount	Percent	September 30, 2019	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	3,587.2	3,579.9	3,064.0	523.2	17.1%	3,552.5	34.7	1.0%
Group Medicare Advantage	525.3	525.1	497.8	27.5	5.5%	523.9	1.4	0.3%
Medicare stand-alone PDP	4,365.2	4,369.0	5,004.3	(639.1)	-12.8%	4,379.8	(14.6)	-0.3%
Total Medicare	8,477.7	8,474.0	8,566.1	(88.4)	-1.0%	8,456.2	21.5	0.3%
State-based contracts (F)	469.0	468.8	341.1	127.9	37.5%	469.0	—	—%
Medicare Supplement	298.4	294.1	254.3	44.1	17.3%	286.6	11.8	4.1%
Total Retail	9,245.1	9,236.9	9,161.5	83.6	0.9%	9,211.8	33.3	0.4%
Group and Specialty
Fully-insured commercial medical	908.6	918.1	1,004.7	(96.1)	-9.6%	927.4	(18.8)	-2.0%
ASO commercial	529.2	524.8	481.9	47.3	9.8%	516.8	12.4	2.4%
Military services	5,984.3	5,991.8	5,928.6	55.7	0.9%	5,998.7	(14.4)	-0.2%
Total Group and Specialty	7,422.1	7,434.7	7,415.2	6.9	0.1%	7,442.9	(20.8)	-0.3%
Total Medical Membership	16,667.2	16,671.6	16,576.7	90.5	0.5%	16,654.7	12.5	0.1%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured	2,646.4	2,648.1	2,834.8	(188.4)	-6.6%	2,642.9	3.5	0.1%
Dental—ASO	278.9	278.0	637.0	(358.1)	-56.2%	276.8	2.1	0.8%
Vision	2,082.5	2,080.0	2,102.9	(20.4)	-1.0%	2,076.9	5.6	0.3%
Other supplemental benefits (G)	418.1	416.8	497.6	(79.5)	-16.0%	414.8	3.3	0.8%
Total Specialty Membership	5,425.9	5,422.9	6,072.3	(646.4)	-10.6%	5,411.4	14.5	0.3%

	December 31, 2019	Member Mix December 31, 2019	December 31, 2018	Member Mix December 31, 2018
Individual Medicare Advantage Membership
HMO	2,129.9	59%	1,804.4	59%
PPO	1,457.3	41%	1,259.6	41%
Total Individual Medicare Advantage	3,587.2	100%	3,064.0	100%
Individual Medicare Advantage Membership
Shared Risk (H)	1,116.1	31%	942.0	31%
Path to Risk (I)	1,290.9	36%	1,097.1	36%
Total Value-based	2,407.0	67%	2,039.1	67%
Other	1,180.2	33%	1,024.9	33%
Total Individual Medicare Advantage	3,587.2	100%	3,064.0	100%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the three months ended December 31,				Per Member per Month (L) For the three months ended December 31,
			Dollar	Percentage
	2019	2018	Change	Change	2019	2018
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$10,874	$8,866	$2,008	22.6%	$1,013	$967
Group Medicare Advantage	1,608	1,528	80	5.2%	1,021	1,023
Medicare stand-alone PDP	757	881	(124)	-14.1%	58	59
State-based contracts (F)	755	591	164	27.7%	537	598
Medicare Supplement	154	131	23	17.6%	175	174
Other services	3	5	(2)	-40.0%
Total Retail	14,151	12,002	2,149	17.9%
Group and Specialty
Fully-insured commercial medical	1,250	1,361	(111)	-8.2%	454	447
Specialty (J)	411	345	66	19.1%	27	21
Commercial ASO & other services (E)	88	68	20	29.4%
Military services (K)	120	130	(10)	-7.7%
Total Group and Specialty	1,869	1,904	(35)	-1.8%
Healthcare Services
Pharmacy solutions	5,905	5,388	517	9.6%
Provider services	594	608	(14)	-2.3%
Clinical programs	196	195	1	0.5%
Total Healthcare Services	6,695	6,191	504	8.1%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the year ended December 31,				Per Member per Month (L) For the year ended December 31,
			Dollar	Percentage
	2019	2018	Change	Change	2019	2018
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$43,128	$35,656	$7,472	21.0%	$1,027	$979
Group Medicare Advantage	6,475	6,103	372	6.1%	1,036	1,027
Medicare stand-alone PDP	3,165	3,584	(419)	-11.7%	60	59
State-based contracts (F)	2,898	2,255	643	28.5%	525	569
Medicare Supplement	588	510	78	15.3%	176	174
Other services	17	11	6	54.5%
Total Retail	56,271	48,119	8,152	16.9%
Group and Specialty
Fully-insured commercial medical	5,123	5,444	(321)	-5.9%	454	433
Specialty (J)	1,571	1,359	212	15.6%	25	20
Commercial ASO & other services (E)	326	295	31	10.5%
Military services (K)	482	558	(76)	-13.6%
Total Group and Specialty	7,502	7,656	(154)	-2.0%
Healthcare Services
Pharmacy solutions	22,375	20,717	1,658	8.0%
Provider services	2,650	2,222	428	19.3%
Clinical programs	756	838	(82)	-9.8%
Total Healthcare Services	25,781	23,777	2,004	8.4%

Humana Inc.
Healthcare Services Segment Metrics

	December 31, 2019	December 31, 2018	Difference		September 30, 2019	Difference
Primary Care Providers:
Shared Risk (H)
Owned / JV	1,200	1,600	(400)	-25.0%	1,100	100	9.1%
Contracted	18,700	15,000	3,700	24.7%	18,500	200	1.1%
Path to Risk (I)	42,000	36,800	5,200	14.1%	40,600	1,400	3.4%
Total Value-based	61,900	53,400	8,500	15.9%	60,200	1,700	2.8%
Care Management Statistics:
Members enrolled in a Humana chronic care management program (M)	868,800	716,000	152,800	21.3%	882,800	(14,000)	-1.6%
Number of high-risk discharges enrolled in a post-discharge care management program (N)	61,500	64,000	(2,500)	-3.9%	68,100	(6,600)	-9.7%

Humana Inc.
Healthcare Services Segment Metrics (Continued)
Script volume in thousands

	For the three months ended December 31, 2019	For the three months ended December 31, 2018	Year-over-Year Difference		For the three months ended September 30, 2019	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.8%	91.6%	0.2%		91.7%	0.1%
Group and Specialty	87.1%	86.6%	0.5%		87.3%	-0.2%
Mail-Order Penetration
Retail	29.2%	29.0%	0.2%		28.8%	0.4%
Group and Specialty	6.2%	6.3%	-0.1%		6.3%	-0.1%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (O)	117,700	112,000	5,700	5.1%	115,500	2,200	1.9%

Humana Inc.
Healthcare Services Segment Metrics (Continued)
Script volume in thousands

	For the year ended December 31, 2019	For the year ended December 31, 2018	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.7%	91.7%	—%
Group and Specialty	87.4%	87.0%	0.4%
Mail-Order Penetration
Retail	28.8%	29.4%	-0.6%
Group and Specialty	6.3%	6.4%	-0.1%
			Difference	Percentage Change
Script volume (O)	456,300	440,100	16,200	3.7%

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in millions

	For the year ended December 31, 2019	For the nine months ended September 30, 2019	For the year ended December 31, 2018
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$4,862	$4,862	$4,668
Less: Reinsurance recoverables (P)	(95)	(95)	(70)
Beginning balance, net of reinsurance recoverable	4,767	4,767	4,598
Incurred related to:
Current year	54,193	40,499	46,385
Prior years (Q)	(336)	(331)	(503)
Total incurred	53,857	40,168	45,882
Paid related to:
Current year	(48,421)	(34,625)	(41,736)
Prior years	(4,267)	(4,158)	(3,977)
Total paid	(52,688)	(38,783)	(45,713)
Reinsurance recoverables (P)	68	68	95
Ending balance	$6,004	$6,220	$4,862

Humana Inc.
Benefits Payable Statistics (Continued) (R)
Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
12/31/2018	39.1	(1.3)	-3.2%
3/31/2019	40.2	1.9	5.0%
6/30/2019	39.9	(0.2)	-0.5%
9/30/2019	42.8	1.7	4.1%
12/31/2019	40.4	1.3	3.3%

Change in Days in Claims Payable (S)	1Q 2019	2Q 2019	3Q 2019	4Q 2019	FY 2019	4Q 2018	FY 2018
DCP—beginning of period	39.1	40.2	39.9	42.8	39.1	41.1	40.4
Components of change in DCP:
Provider accruals (T)	1.0	0.9	0.1	(0.6)	1.4	(0.8)	(1.2)
Medical fee-for-service, excluding Individual Commercial (U)	(0.8)	(1.0)	2.2	0.3	0.7	0.3	1.2
Individual Commercial (V)	—	—	—	—	—	—	(0.7)
Pharmacy (W)	—	(0.9)	0.7	(0.3)	(0.5)	0.8	0.1
Processed claims inventory (X)	1.1	0.8	(0.4)	(2.0)	(0.5)	(2.0)	(0.4)
Other (Y)	(0.2)	(0.1)	0.3	0.2	0.2	(0.3)	(0.3)
DCP—end of period	40.2	39.9	42.8	40.4	40.4	39.1	39.1
Total change from beginning of period	1.1	(0.3)	2.9	(2.4)	1.3	(2.0)	(1.3)

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
4Q19 Earnings Release

(A)	Put/call valuation adjustments associated with Humana’s 40% minority interest ownership in Kindred at Home.

(B)	Net earnings (losses) associated with the company’s 40% minority interest ownership in Kindred at Home.

(C)
Humana exited the individual commercial fully-insured medical health insurance business beginning January 1, 2018, as well as exited certain other business, and therefore no longer report separately the Individual Commercial segment and the Other Businesses category in 2019.

(D)	The Medicaid and other category includes premiums associated with the company’s Medicaid business, as well as the closed block of long-term care insurance policies in 2018.

(E)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.

(F)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.

(G)	Other supplemental benefits include group life policies.

(H)
In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.

(I)
A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.

(J)
Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period. Included with specialty premiums are stop-loss ASO premiums.

(K)	The amounts primarily reflect services revenues under the TRICARE East Region contract which generally are contracted on a per-member basis.

(L)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).

(M)
Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

(N)
Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.

(O)	Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).

(P)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.

(Q)
Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.

(R)
A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.

(S)
DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.

(T)	Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.

(U)	Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products and excludes the impact of the Individual Commercial segment.

(V)	Represents Individual Commercial medical IBNR (on-exchange, off-exchange, and legacy).

(W)
Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.

(X)
Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.

(Y)
Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.